UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2013

MICROVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34170	91-1600822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6222 185th Avenue NE

Redmond, Washington 98052

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 936-6847

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 26, 2013, MicroVision, Inc. (the “Company”) received a notification letter from The Nasdaq Stock Market (“Nasdaq”) advising the Company that the Company failed to comply with the minimum $50,000,000 market value of listed securities (“MVLS”) requirement for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A).

Nasdaq stated in its letter that in accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided a compliance period of 180 calendar days, or until August 26, 2013, to regain compliance with the MVLS continued listing requirement. MVLS is calculated by multiplying the total shares outstanding by the daily closing bid price. The Nasdaq letter also states that if, at any time before August 26, 2013, the MVLS of the Company’s common stock closes at $50,000,000 or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide the Company with written notification that the Company has achieved compliance with the MVLS continued listing requirement and the matter will be closed. The Company could also regain compliance with Nasdaq’s continued listing requirements by reporting stockholders’ equity of $10 million or more.

The notification from Nasdaq does not impact the listing of the Company’s common stock at this time.

The letter from Nasdaq stated that in the event that the Company does not regain compliance by August 26, 2013, Nasdaq will provide the Company with written notice that its securities are subject to delisting. If the Company is unable to regain compliance with the listing requirement prior to August 26, 2013, the Company could apply to transfer its common stock to The Nasdaq Capital Market, provided that it satisfies the requirement for continued listing on that market, or could appeal the decision to a Nasdaq Listing Qualifications Panel. In the event of an appeal, the Company’s securities would remain listed on The Nasdaq Global Market pending a decision by the panel following the hearing.

On March 1, 2013, the Company issued a press release, attached to this Current Report on Form 8-K as Exhibit 99.1, reporting that it had received the Notice from NASDAQ.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	MicroVision, Inc. Press Release, dated March 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROVISION, INC.

By:	/s/ Thomas M. Walker
Thomas M. Walker
Vice President, General Counsel & Secretary

Date:     March 1, 2013

EXHIBIT INDEX

Exhibit Number	Description

99.1	MicroVision, Inc. Press Release, dated March 1, 2013.